AMENDMENT TO WARRANT AGENT AGREEMENT

This Amendment to a certain Warrant Agent Agreement (the "***Agreements***") is made effective as of May 17, 2022, by and between Zion Oil & Gas, Inc., a Delaware corporation having its principal place of business at 12655 North Central Expressway, Suite 1000, Dallas, Texas 75243 (the "***Company***"), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company with offices at 6201 15th Avenue, Brooklyn, NY 11219 ("***AST***").

WHEREAS, the Company has implemented an Agreement with AST as the Company's Warrant Agent (the "***Warrant Agent***"), under a Warrant Agent Agreement dated June 21, 2021 for the Warrant ZNWAQ;

WHEREAS, the Warrant ZNWAQ has an expiration date of July 6, 2022.

WHEREAS, pursuant to Section 3.2 of the Warrant Agent Agreement, the Company in its sole discretion hereby extends the duration of the above Warrant by delaying the Expiration Date and further, the Company may extend the duration of the Exercise Period in accordance with Section 3.2 without registered holder consent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

3.2 Duration of Warrants.

Added last paragraph for the Warrant Agent Agreement:

The Company is extending the duration of the Warrant ZNWAQ by one (1) year from the expiration date of July 6, 2022 to July 6, 2023 [CUSIP number 989696-349].

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto effective as of the day and year first above written.

ZION OIL & GAS, INC.

By: Martin M. Van Brauman

Name: Martin M. van Brauman

Title: Corporate Secretary, Treasurer, EVP, Director

Date: 5/17/2022

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: Barbara J. Robbins

Name: Barbara J. Robbins

Title: Senior Vice President, Regional Manager

Date: 5/17/2022